EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 to register an additional 350,000 shares of Class A common stock pertaining to the Amended and Restated Associate Stock Purchase Plan of MSC Industrial Direct Co., Inc., of our reports dated October 23, 2008, with respect to the consolidated financial statements and schedule of MSC Industrial Direct Co., Inc., included in its Annual Report (Form 10-K) for the year ended August 30, 2008 and the effectiveness of internal control over financial reporting of MSC Industrial Direct Co., Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Melville, New York
January 22, 2009